EXHIBIT 99.1


National Commerce Bancorporation and Piedmont Bancorp., Inc. Announce Certain Pricing Terms of Previously Announced Acquisition

December 28, 1999 03:13 PM MEMPHIS, Tenn., Dec. 28 /PRNewswire/ -- National Commerce Bancorporation NCBC and Piedmont Bancorp., Inc. (Amex: PDB) announced today certain pricing provisions contained in their previously announced merger agreement. ---- The announced $34.5 million transaction value and $12.52 per share equivalent price per share of Piedmont common stock were based on a floating exchange ratio so long as NCBC common stock trades within a $20.70 to $25.30 per share range. The per share equivalent price was based on the number of shares of Piedmont common stock and options to acquire shares of Piedmont common stock currently outstanding as of the date of the merger agreement. Pursuant to the merger agreement, Piedmont stock options will convert into NCBC stock options in substantially the same manner as outstanding shares of Piedmont common stock will convert into shares of NCBC common stock. The exchange ratio will be finally determined based on the average closing price of NCBC common stock for the five trading day period ending two days before closing of the acquisition. If such average price is less than $20.70 per share, then the exchange ratio will be fixed at approximately six tenths (.60) of a share of NCBC common stock for each share of Piedmont common stock. If such average price is more than $25.30 per share, then the exchange ratio will be fixed at approximately forty-nine one hundredths (.49) of a share of NCBC common stock for each share of Piedmont common stock. SOURCE National Commerce Bancorporation